EXHIBIT 16.1

                      James E. Scheifley & Associates, P.C.
                                   PO Box 2158
                              Dillon Colorado 80435

  Phone (970) 513-9308         FAX (419) 821-8638           E-Mail jes@vail.net
________________________________________________________________________________



March 8, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:      Advanced Healthcare Technologies, Inc.
         File No. 333-51058

         We have read the statements that we understand Advanced Healthcare Technologies, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

By:   /s/ James E. Scheifley
    James E. Scheifley & Associates, P.C.